Exhibit 4.5

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

WARRANT TO PURCHASE 21,000 SHARES OF SERIES B-l PREFERRED STOCK

Nov. 5, 2003

THIS CERTIFIES THAT, for value received, General Electric Capital Corporation (“Holder”) is entitled to subscribe for and purchase Twenty One Thousand (21,000) shares of the fully paid and nonassessable Series B-l Preferred Stock (the “Shares” or the “Preferred Stock”) of CHIMERIX, INC., a Delaware corporation (the “Company”), at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term “Series B-l Preferred Stock” shall mean the Company’s presently authorized Series B-l Preferred Stock and any stock into which such Series B-l Preferred Stock may hereafter be converted or exchanged.

1.   Warrant Price. The “Warrant Price” shall initially be One and 50/100 dollars ($1.50) per share, subject to adjustment as provided in Section 7 below.

2.   Conditions to Exercise. The purchase right represented by this Warrant may be exercised at any time, or from time to time, in whole or in part during the term commencing on the date hereof and ending at 5:00 P.M. Pacific time on the tenth anniversary of the date of this Warrant.

3.   Method of Exercise; Payment; Issuance of Shares; Issuance of New Warrant.

(a) Cash Exercise. Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by the Holder hereof, in whole or in part, by the surrender of this Warrant (with a duly executed Notice of Exercise in the form attached hereto) at the principal office of the Company (as set forth in Section 17 below) and by payment to the Company, by check, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be in the name of, and delivered to, the Holder hereof, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder hereof of any applicable transfer taxes). Such delivery shall be made within 30 days after exercise of the Warrant and at the Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to the Holder hereof within 30 days after exercise of the Warrant.

(b) Net Issue Exercise. Holder may also elect to receive shares equal to the value of this Warrant (or of any portion thereof remaining unexercised) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to Holder the number of shares of the Company’s Preferred Stock computed using the following formula:

X = Y (A-B)

            A

Where X = the number of shares of Preferred Stock to be issued to Holder.

Y = the number of shares of Preferred Stock purchasable under this Warrant (at the date of such calculation).

A = the Fair Market Value of one share of the Company’s Preferred Stock (at the date of such calculation).

B = Warrant Price (as adjusted to the date of such calculation).

(c) Fair Market Value. For purposes of this Section 3, Fair Market Value of one share of the Company’s Preferred Stock shall mean:

(i)          In the event of an exercise in connection with an initial public offering of the Company’s Common Stock registered under the Act (as defined below), the per share Fair Market Value for the Preferred Stock shall be the offering price at which the underwriters initially sell Common Stock to the public (if applicable, multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible); or

(ii)         The average of the closing bid and asked prices of Common Stock quoted in the Over-The-Counter Market Summary, the last reported sale price quoted on the Nasdaq National Market (“NNM”) or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of the Wall Street Journal for the ten (10) trading days prior to the date of determination of Fair Market Value, (if applicable, multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible); or

(iii)        In the event of an exercise in connection with a merger, acquisition or other consolidation in which the Company is not the surviving entity, the per share Fair Market Value for the Preferred Stock shall be the value to be received per share of Preferred Stock by all holders of the Preferred Stock in such transaction as determined by the Board of Directors; or

(iv)        In any other instance, the per share Fair Market Value for the Preferred Stock shall be as determined in good faith by the Company’s Board of Directors.

In the event of 3(c)(iii) or 3(c)(iv), above, the Company’s Board of Directors shall prepare a certificate, to be signed by an authorized officer of the Company, setting forth in reasonable detail the basis for and method of determination of the per share Fair Market Value of the Preferred Stock. The Board will also certify to the Holder that this per share Fair Market Value will be applicable to all holders of the Company’s Preferred Stock. In the event such determination is made under 3(c)(iii), such certification must be made to Holder at least ten (10) days prior to the proposed effective date of the merger, consolidation, sale, or other triggering event as defined in 3(c)(iii).

(d) Automatic Exercise. To the extent this Warrant is not previously exercised, and its exercise in accordance with Sections 3(b) and 3(c) hereof would result in the issuance of shares of Preferred Stock, it shall be automatically exercised in accordance with Sections 3(b) and 3(c) hereof (even if not surrendered) immediately before its expiration, involuntary termination or cancellation.

4.   Representations and Warranties of Holder and the Company

(a) Representations and Warranties by Holder. The Holder represents and warrants to the Company with respect to this purchase as follows:

(i)         The Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to the Company so that the Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its interests.

(ii)        Except for transfers to a Holder affiliate, the Holder is acquiring the Warrant and the Shares of Preferred Stock issuable upon exercise of the Warrant (collectively the “Securities”) for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. The Holder understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Act”) by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

(iii)       The Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Act.

(iv)       The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(v)        The Holder has had an opportunity to discuss the Company’s business, management and financial affairs with its management and an opportunity to review the Company’s facilities. The Holder understands that such discussions, as well as the written information issued by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material but were not necessarily a thorough or exhaustive description.

(b) Company hereby represents and warrants to Holder that, except as set forth in the schedule attached to this Warrant as Exhibit A (the “Disclosure Schedule”), the statements in the following paragraphs of this Section 4(b) are true and correct (a) as of the date hereof and (b) except where any such representation and warranty relates specifically to an earlier date, as of the date of any exercise of this Warrant.

(i)          Corporate Organization and Authority. Company (a) is a corporation duly organized, validly existing, and in good standing in its jurisdiction of incorporation, (b) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and (c) is qualified as a foreign corporation in all jurisdictions where such qualification is required, except where the failure to so qualify would not have a material adverse effect on the Company’s business.

(ii)         Corporate Power. Company has all requisite legal and corporate power and authority to execute, issue and deliver the Warrant, to issue the Preferred Stock issuable upon exercise or conversion of the Warrant, and to carry out and perform its obligations under the Warrant.

(iii)        Authorization; Enforceability. All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of its obligations under this Warrant and for the authorization, issuance and delivery of the Warrant and the Preferred Stock issuable upon exercise of the Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of Company enforceable against the Company in accordance with its terms, except as limited by (a) applicable bankruptcy and insolvency laws and (b) general principles of equity that restrict the availability of equitable remedies.

(iv)        Valid Issuance of Warrant and Preferred Stock. The Warrant has been validly issued and is free of restrictions on transfer other than restrictions on transfer (a) created by or imposed upon the Holder through no action by the Company, or (b) as set forth herein or under applicable state and federal securities laws or the Company’s Bylaws. The Preferred Stock issuable upon conversion of this Warrant, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer (a) created by or imposed upon the Holder through no action by the Company, or (b) under this Warrant, applicable state and federal securities laws or the Company’s Bylaws. Subject to applicable restrictions on transfer, the issuance and delivery of the Warrant and the Preferred Stock issuable upon conversion of the Warrant are not subject to any preemptive or other similar rights that will not have been properly complied with or waived. Assuming the accuracy of the Holder’s representations and warranties set forth in Section 4(a) and pursuant to the Notice of Exercise in the form attached hereto, the offer, sale and issuance of the Warrant and Preferred Stock, respectively, as contemplated by this Warrant, are exempt from the prospectus and registration requirements of applicable United States federal and state security laws, and neither Company nor any authorized agent acting on its behalf has or will take any action hereafter that would cause the loss of such exemption.

(v)         No Conflict with Other Instruments. The execution, delivery, and performance of this Warrant will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice (a) any provision of Company’s Certificate of Incorporation or by-laws; (b) any provision of any judgment, decree, or order to which Company is a party or by which it is bound; (c) any contract, obligation, or commitment to which Company is a party or by which it is bound; or (d) any statute, rule, or governmental regulation applicable to Company, except in each case where such violation, conflict or default would not have a material adverse effect on the Company’s business.

(vi)        Capitalization. As of the date hereof, the authorized capital stock of Company consists of 15,000,000 shares of Common Stock, $0.001 par value, of which 4,165,000 are issued and outstanding, and 5,308,879 shares of Preferred Stock, $0.001 par value, of which 800,000 are designated Series A Preferred Stock, all of which are issued and outstanding, 2,233,879 are designated Series B Preferred Stock, all of which are issued and outstanding, and 2,275,000 are designated Series B-l Preferred Stock, 2,033,333 of which are issued and outstanding. Such outstanding shares have been duly authorized and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws) and are fully paid and nonassessable. Company has reserved 21,000 shares of Common Stock for issuance upon conversion of the Preferred Stock. Except as set forth in the Disclosure Schedule, as of the date hereof, there are no outstanding warrants, options, conversion privileges, preemptive rights or other rights or agreements to purchase or otherwise acquire or issue any equity securities or convertible securities of Company, nor has the issuance of any of the aforesaid rights to acquire securities of Company been authorized.

(vii)       Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Company is required in connection with the offer, sale or issuance of the Warrant (and the Preferred Stock issuable upon exercise of the Warrant), except for the following: (a) the filing of a notice on Form D under the Act and (b) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor.

5   Legends.

(a)          Each certificate representing the Securities shall be endorsed with the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A “NO ACTION” LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR (IF REASONABLY REQUIRED BY THE COMPANY) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

The Company need not enter into its stock records a transfer of Securities unless the conditions specified in the foregoing legend are satisfied. The Company may also instruct its transfer agent not to allow the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied.

(b) Removal of Legend and Transfer Restrictions. The legend relating to the Act endorsed on a certificate pursuant to paragraph 5(a) of this Warrant shall be removed and the Company shall issue a certificate without such legend to the Holder of the Securities if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or (ii) the Holder provides to the Company an opinion of counsel for the Holder reasonably satisfactory to the Company, a no-action letter or interpretive opinion of the staff of the SEC reasonably satisfactory to the Company, or other evidence reasonably satisfactory to the Company, to the effect that public sale, transfer or assignment of the Securities may be made without registration and without compliance with any restriction such as those set forth in Rule 144.

6.   Condition of Transfer or Exercise of Warrant. Notwithstanding anything to the contrary set forth herein, neither this Warrant nor any rights hereunder shall be transferable, except to a Holder affiliate, without the prior written consent of the Company. It shall be a condition to any transfer or exercise of this Warrant that at the time of such transfer or exercise, the Holder shall provide the Company with a representation in writing that the Holder or transferee is acquiring this Warrant and the shares of Preferred Stock to be issued upon exercise for investment purposes only and not with a view to any sale or distribution, or will provide the Company with a statement of pertinent facts covering any proposed distribution. As a further condition to any transfer of this Warrant or any or all of the shares of Preferred Stock issuable upon exercise of this Warrant, other than a transfer registered under the Act, the Company may request a legal opinion, in form and substance satisfactory to the Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer and stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act. The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder. Each certificate evidencing the shares issued upon exercise of the Warrant or upon any transfer of the shares (other than a transfer registered under the Act or any subsequent transfer of shares so registered) shall, at the Company’s option, if the Shares are not freely saleable under Rule 144(k) under the Act, contain a legend in form and substance satisfactory to the Company and its counsel, restricting the transfer of the shares to sales or other dispositions exempt from the requirements of the Act. As further condition to each transfer, at the request of the Company, the Holder shall surrender this Warrant to the Company and the transferee shall receive and accept a Warrant, of like tenor and date, executed by the Company.

7.   Adjustment for Certain Events. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the Holder a new Warrant (in form and substance satisfactory to the Holder of this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the then unexercised portion of this Warrant, and in lieu of the shares of Preferred Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a Holder of the number of shares of Preferred Stock then purchasable under this Warrant. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this subparagraph (a) shall similarly apply to successive reclassifications, changes, mergers and transfers.

(b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Preferred Stock, the Warrant Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c) Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Preferred Stock payable in Preferred Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Preferred Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Preferred Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Preferred Stock (except any distribution specifically provided for in Sections 7(a) and 7(b)), then, in each such case, provision shall be made by the Company such that the Holder of this Warrant shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of the Preferred Stock (or Common Stock issuable upon conversion thereof) as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.

(d) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

8.   Notice of Adjustments. Whenever any Warrant Price or the kind or number of securities issuable under this Warrant shall be adjusted pursuant to Section 7 hereof, the Company shall prepare a certificate signed by an officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number or kind of shares issuable upon exercise of the Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to the Holder of this Warrant as set forth in Section 17 hereof.

9.   Transferability of Warrant. This Warrant is transferable on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with Section 6 and applicable federal and state securities laws. The Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred. Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant with respect to the Warrant not so transferred. Holder shall not have any right to transfer any portion of this Warrant to any direct competitor of the Company.

10.  Registration Rights. The Company grants registration rights to the Holder of this Warrant for any Common Stock of the Company obtained upon conversion of the Preferred Stock in parity to the registration rights granted to other holders of the Preferred Stock and agrees that the Holder of this Warrant shall be added as a party to that certain _________________ dated as of ____________________ of the Company (the “Registration Rights Agreement”), and that the Shares shall be made “Registrable Securities” under the Registration Rights Agreement. 11. No fractional share of Preferred Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional share the Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

11.  Charges, Taxes and Expenses. Issuance of certificates for shares of Preferred Stock upon the exercise of this Warrant shall be made without charge to the Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.

12.  No Shareholder Rights Until Exercise. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.

13.  Registry of Warrant. The Company shall maintain a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of the Company, and the Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

14.  Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.

15.  Miscellaneous.

(a) Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company on the date hereof.

(b) Successors. This Warrant shall be binding upon any successors or assigns of the Company.

(c) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Connecticut.

(d) Headings. The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(e) Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of Connecticut, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

(f) Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Warrant or the Preferred Shares.

(g) Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.

(h) Amendment. Any term of this Warrant may be amended or waived with the written consent of the Company and Holder.

(i) Counterparts; Facsimile. This Warrant may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be as effective as original signatures.

(j) Entire Agreement. This Warrant constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings (whether written, verbal or implied) with respect to such subject matter.

(k) No Stockholder Rights. This Warrant in and of itself shall not entitle Holder to any voting rights or other rights as a stockholder of the Company.

16.  No Impairment. The Company will not, by amendment of its Certificate of Incorporation or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereof against impairment.

17.  Addresses. Any notice required or permitted hereunder shall be in writing and shall be mailed by overnight courier, registered or certified mail, return receipt required, and postage prepaid, or otherwise delivered by hand or by messenger, addressed as set forth below, or at such other address as the Company or the Holder hereof shall have furnished to the other party.

If to the Company:	Chimerix, Inc.
11149 North Torrey Pines Road
Suite 200
La Jolla, CA 92037
Attn: Wendy Roos

If to the Holder:	General Electric Capital Corporation
401 Merritt 7, Suite 23
Norwalk, CT 06851-1177
Attn:	Credit Manager-Life Science and Technology Finance

18.  Market Stand-Off Agreement. Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Preferred Stock (or other equity securities) of the Company held by Holder, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Act. Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such Common Stock (or other securities) until the end of such period. The Company’s underwriter(s) are intended third party beneficiaries of this Section 18 and shall have the right, power and authority to enforce the provisions hereof as if they were a party hereto.

IN WITNESS WHEREOF, Chimerix, Inc. has caused this Warrant to be executed by its officers thereunto duly authorized.

Dated as of Nov 5, 2003.	By:	/s/ Kevin P. Anderson
	Name:	Kevin P. Anderson
	Title:	VP Business Development

Acknowledged and agreed:

General Electric Capital Corporation

By:	/s/ John Edel
Name:	John Edel
Title:	SVP

Exhibit A

DISCLOSURE SCHEDULE

This Disclosure Schedule is made and given by Chimerix, Inc. (the “Company”) pursuant to the Warrant to Purchase 21,000 Shares of Series B-l Preferred Stock dated ________________, 2003 (the “Warrant”). Nothing herein constitutes an admission of any liability or obligation on the Company’s part nor an admission against the Company’s interest. The inclusion of any disclosure herein should not be interpreted as indicating that the Company has determined that such an agreement or other matter is necessarily material to the Company. Copies of the agreements described herein are available upon request by Holder.

1.          As of the date of the Warrant, 1,500,000 shares of the Company’s Common Stock are reserved for issuance under the Company’s 2002 Equity Incentive Plan (the “Plan”), of which (i) 629,284 shares are subject to outstanding stock options granted under the Plan, (ii) 525,000 shares have been issued upon the exercise of stock options previously granted under the Plan and (iii) 345,716 shares remain available for future issuance under the Plan.

2.          In addition to the Warrant, the following warrants are outstanding as of the date of the Warrant: (i) a warrant issued to Asset Management Partners to purchase 38,461 shares of the Company’s Common Stock, (ii) a warrant issued to Dr. William Freeman to purchase 35,000 shares of the Company’s Common Stock and (iii) a warrant issued to Paul Grayson to purchase 25,000 shares of the Company’s Common Stock.

3.          Shares of the Company’s outstanding Series A Preferred Stock, Series B Preferred Stock and Series B-l Preferred Stock are convertible into shares of the Company’s Common Stock.

4.          The Company has entered into an Amended and Restated Investor Rights Agreement, an Amended and Restated Right of First Refusal and Co-Sale Agreement and an Amended and Restated Co-Sale Agreement, each dated July 21, 2003, containing (among other things) preemptive rights, rights of first refusal and co-sale rights, as applicable, with respect to the Company’s securities.

5.          The Company’s Bylaws contain a right of first refusal with respect to transfers of the Company’s Common Stock.

NOTICE OF EXERCISE

TO:

1.	The undersigned Warrantholder (“Holder”) elects to acquire shares of the Series _______________ Preferred Stock (the “Preferred Stock”) of ____________________________________________, (the “Company”), pursuant to the terms of the Stock Purchase Warrant dated _______________________, 200_, (the “Warrant”).

2.	The Holder exercises its rights under the Warrant as set forth below:

( )	The Holder elects to purchase _________ shares of Preferred Stock as provided in Section 3(a) and tenders herewith a check in the amount of $____________ as payment of the purchase price.
( )	The Holder elects to convert the purchase rights into shares of Preferred Stock as provided in Section 3(b) of the Warrant.

3.	The Holder surrenders the Warrant with this Notice of Exercise.

The Holder confirms that the representations and warranties set forth in Section 4(a) of the Warrant are true and correct as of the date hereof with the same force and effect as of they had been made as of the date hereof.

Please issue a certificate representing the shares of the Preferred Stock in the name of the Holder or in such other name as is specified below:

Name:

Address:

Taxpayer I.D.:

(Holder)

By:

Title:

Date:

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